Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2022 RESULTS

MIDLAND, Texas, August 12, 2022/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2022.

For the quarter ended June 30, 2022, the Company reported revenues of $921,000, a slight increase compared to $193,000 for the comparable quarter ended June 30, 2021. For the second quarter of 2022, the Company reported a net loss of $7,678,000 or $0.32 loss per common share compared to a net loss of $9,017,000 or $0.38 loss per common share for the second quarter of 2021. The Company reported negative EBITDA of $5,231,000 for the quarter ended June 30, 2022 compared to negative EBITDA of $5,667,000 for the quarter ended June 30, 2021.

For the six months ended June 30, 2022, the Company reported revenues of $19,280,000, an increase of approximately 61% compared to $11,941,000 for the six months ended June 30, 2021. For the six months ended June 30, 2022, the Company reported a net loss of $10,069,000 or $0.42 loss per common share compared to a net loss of $14,245,000 or $0.61 loss per common share for the six months ended June 30, 2021. The Company reported negative EBITDA of $5,002,000 for the six months ended June 30, 2022 compared to negative EBITDA of $7,525,000 for the six months ended June 30, 2021.

During the second quarter of 2022, the Company did not operate a crew in the United States and had limited crew activity in Canada. Traditionally, activity in Canada is seasonal and is limited to projects in the fourth and first quarters. The company did generate a small amount of revenue related to rental of equipment.

The Company deployed a small crew in the U.S. in early August and expects the crew will be active through the first quarter of 2023 on projects of varying sizes and channel count requirements with the possibility of a second crew being deployed in the late fourth quarter or early first quarter of 2023. Activity in Canada is expected to increase in the upcoming season compared to last season and management anticipates beginning crew operations in the fourth quarter and potentially build up to three crews operating through the end of the first quarter of 2023. Visibility beyond the first quarter of 2023 is limited.

Capital expenditures were $95,000 for the six months ended June 30, 2022, primarily for maintenance capital requirements. The Company's Board of Directors approved an initial capital budget of $5,000,000 for 2022 in January and anticipates spending a significant portion of the proposed budget on support vehicles to replace existing vehicles nearing their end of useful life. Cash, restricted cash and short-term investments at June 30, 2022 were $29,919,000 compared to $45,917,000 at June 30, 2021. Working capital was $29,882,000 at June 30, 2022 compared to $44,382,000 at June 30, 2021.

Stephen C. Jumper, CEO and President of the Company, said "While market conditions in the seismic sector remain challenged, demand for services on near term projects has modestly increased. As noted above, we deployed a small crew in early August and expect that it will remain active through the first quarter of 2023 on varying projects. At the same time, we may have the opportunity to deploy a second crew toward the end of the fourth quarter or early first quarter 2023. Regarding operations in Canada, we expect an earlier start to the Canadian season compared to the prior year, with up to three crews operating through the end of the first quarter of 2023.”

Jumper continued, “While Exploration and Production (“E&P”) companies continue to maintain their focus on capital discipline, shareholder buybacks and dividend payouts, E&P capital spending levels have increased in 2022 and are anticipated to grow into 2023, primarily related to continued slight increases in rig count resulting in small increases in overall production and inflationary costs associated with oil service activities. That said, management is actively engaging in conversations with prospective clients for projects beyond the first quarter of 2023 and we are hopeful that the high-priced oil environment will encourage exploration and production companies to put capital back to work in exploration and development.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

·	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

·	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

·	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2022 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating revenues	$921	$193	$19,280	$11,941

Operating costs:
Operating expenses	4,013	3,330	16,651	14,272
General and administrative	2,415	2,746	7,946	5,553
Depreciation and amortization	2,451	3,400	5,085	6,834
	8,879	9,476	29,682	26,659

Loss from operations	(7,958)	(9,283)	(10,402)	(14,718)

Other income (expense):
Interest income	29	56	54	126
Interest expense	(9)	(6)	(20)	(12)
Other income (expense), net	276	216	315	359
Loss before income tax	(7,662)	(9,017)	(10,053)	(14,245)

Income tax expense	(16)	—	(16)	—

Net loss	(7,678)	(9,017)	(10,069)	(14,245)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(439)	211	(672)	412

Comprehensive loss	$(8,117)	$(8,806)	$(10,741)	$(13,833)

Basic loss per share of common stock	$(0.32)	$(0.38)	$(0.42)	$(0.61)

Diluted loss per share of common stock	$(0.32)	$(0.38)	$(0.42)	$(0.61)

Weighted average equivalent common shares outstanding	23,812,329	23,525,728	23,752,775	23,501,900

Weighted average equivalent common shares outstanding - assuming dilution	23,812,329	23,525,728	23,752,775	23,501,900

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,654	$25,376
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net	1,781	8,905
Prepaid expenses and other current assets	4,186	3,313
Total current assets	35,886	42,859

Property and equipment, net	21,301	26,349
Right-of-use assets	4,456	4,435
Intangibles, net	388	395

Total assets	$62,031	$74,038

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,068	$2,580
Accrued liabilities:
Payroll costs and other taxes	632	1,066
Other	1,253	1,338
Deferred revenue	1,472	1,344
Current maturities of notes payable and finance leases	522	302
Current maturities of operating lease liabilities	1,057	961
Total current liabilities	6,004	7,591

Long-term liabilities:
Notes payable and finance leases, net of current maturities	—	8
Operating lease liabilities, net of current maturities	3,869	3,942
Deferred tax liabilities, net	20	20
Total long-term liabilities	3,889	3,970

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,812,329 and 23,692,379 shares issued, and 23,812,329 and 23,643,934 shares outstanding at June 30, 2022 and December 31, 2021, respectively	238	237
Additional paid-in capital	155,669	155,268
Accumulated deficit	(102,087)	(92,018)
Treasury stock, at cost; 0 and 48,445 shares at June 30, 2022 and December 31, 2021, respectively	—	—
Accumulated other comprehensive loss, net	(1,682)	(1,010)
Total stockholders' equity	52,138	62,477

Total liabilities and stockholders' equity	$62,031	$74,038

Reconciliation of EBITDA to Net Loss
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(7,678)	$(9,017)	$(10,069)	$(14,245)
Depreciation and amortization	2,451	3,400	5,085	6,834
Interest (income) expense, net	(20)	(50)	(34)	(114)
Income tax expense	16	-	16	-
EBITDA	$(5,231)	$(5,667)	$(5,002)	$(7,525)

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$10,780	$(1,126)	$120	$(1,298)
Changes in working capital and other items	(15,678)	(4,178)	(4,255)	(5,501)
Non-cash adjustments to net loss	(333)	(363)	(867)	(726)
EBITDA	$(5,231)	$(5,667)	$(5,002)	$(7,525)